CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 68 to the Registration Statement (Form N-1A, No. 811-08786) of Pioneer Variable Contracts Trust, and to the incorporation by reference of our reports, dated February 14, 2020, on Pioneer Bond VCT Portfolio, Pioneer Equity Income VCT Portfolio, Pioneer Fund VCT Portfolio, Pioneer High Yield VCT Portfolio, Pioneer Mid Cap Value VCT Portfolio, Pioneer Real Estate Shares VCT Portfolio, Pioneer Select Mid Cap Growth VCT Portfolio and Pioneer Strategic Income VCT Portfolio, in the Annual Reports to Shareholders for the fiscal year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 24, 2020